PRIMEDIA

PRIMEDIA Inc.	News Release
745 Fifth Avenue
New York, NY 10151

PRIMEDIA Reports First Quarter 2007 Results

NEW YORK—May 3, 2007—PRIMEDIA Inc. (NYSE: PRM) today reported First Quarter 2007 results.

($ millions)	First Quarter			Percent
	2007	2006		Change

Advertising Revenue	$66.3	$67.1		-1.2%
Other Revenue	13.7	14.3		-4.2%
Total Net Revenue	$80.0	$81.4		-1.7%

Segment EBITDA (a):
Consumer Guides	$19.4	$17.7		9.6%
Corporate Overhead	(6.7)	(7.9)
Total Segment EBITDA	$12.7	$9.8		29.6%

Operating Income	$7.1	$5.4		31.5%

Loss from Continuing Operations Before Income Taxes (e)	$(20.7)	$(26.5)

Discontinued Operations Before Income Taxes (b) (e)	$74.5 (c)	$31.7	(d)

Free Cash Flow (f)	$(2.4)	$1.8

(a)             Reconciled to GAAP measure in the attached Financial Highlights table.

(b)            In the first quarter of 2007, the Company decided to explore the sale of its Enthusiast Media segment.  The operations of the Enthusiast Media segment have been classified as discontinued operations for all periods presented.

(c)             Includes gain on sale of the Outdoors Group of $58.5 million.

(d)            Includes gain on sale of the History Group of $13.7 million.

(e)             The Company’s results of operations are being reported on a pre-tax basis for all periods presented as the Company continues to assess the impact of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”)  on its financial statements.  The Company will report the effect of FIN 48 in its first quarter 2007 Report on Form 10-Q.

(f)               Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease payments (excluding acquisitions).  Discontinued operations are included until sold or shut down.  Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

As announced on February 9, 2007, PRIMEDIA’s (“the Company”) Board of Directors authorized the Company to explore the sale of its Enthusiast Media business (PEM).  PRIMEDIA has retained Goldman Sachs and Lehman Brothers to manage this process.  Some of PEM’s best known assets include Motor Trend, Automobile, Hot Rod, Automotive.com, Power and Motoryacht and Surfer.  The operations of this segment have been classified as discontinued operations for all periods presented.  With this discontinuance, PRIMEDIA’s Consumer Source Inc. constitutes all continuing operations.

“Results this quarter primarily reflect growth in New Home Guide and the Company’s online single unit real estate rental business, and our continued focus on improving profitability, offset by revenue declines in Apartment Guide and Auto Guide,” said Dean B. Nelson, Chairman, President, and CEO of PRIMEDIA Inc.

 “PRIMEDIA’s Enthusiast Media business delivered strong growth in the first quarter, consistent with the strength and potential of the brands within the business,” Nelson added.

The first quarter advertising revenue decline was driven primarily by continued weakness in Apartment Guide’s operating environment.  Apartment Guide had its best sequential performance in seven quarters as revenue declined 1.1% versus the fourth quarter of 2006, which indicates both improvement in execution and better stability in the operating environment.  Management views quarter-to-quarter revenue trends as an important measure of recent performance of the business, as the business has little seasonality.

Growth in New Home Guides and the Company’s online business serving advertisers of single unit real estate rentals partially offset the declines in Apartment Guide and Auto Guide.  In Auto Guide, the new management team has begun implementing a number of improvements, including changing the book formatting, rolling out new production processes, and upgrading publishers and regional directors.  Other revenue’s slight decline reflects DistribuTech’s optimization of distribution locations—a continuing evaluation process to best meet the distribution needs of Consumer Source’s core guides business.  In the first quarter, this optimization positively impacted Segment EBITDA.  Cost management continued from 2006 into the first quarter, maximizing flow-through of revenue to Segment EBITDA.

Apartment Guide, ApartmentGuide.com, Single Unit Real Estate Rentals:  These businesses represent 76% of first quarter 2007 advertising revenue, with a 3.2% revenue decline in the quarter.

Apartment Guide continues to face challenging market conditions marked by high occupancy rates and a reduced advertiser base as a result of lost apartment inventory from condominium conversions.  Although the rate of condominium conversions has slowed considerably, the business experienced a year-over-year decline in revenue.  New apartment construction is in process, with completions expected for the second half of 2007.  Apartment industry experts forecast a slight increase in the completions versus 2006 for the full year.  However, they project completions to remain below those levels from the late 1990s through the early part of this decade.  Apartment Guide typically serves advertisers of apartment communities with 50 or more units, comprising approximately 15% of the total rental market.

Apartment Guide management continues to take steps to offset the weak market conditions, and is seeing the positive impact of its actions.  Advertisement-specific phone numbers have been added to publications as an additional way to track leads and results for advertisers.  Management has invested resources to more accurately track Apartment Guide print and Internet lead generation versus competitors’.  This work has indicated that ads in Apartment Guide’s blended product of print and online (PrinternetTM) generate more leads than ads in Internet-only competitors and competitors with both print and Internet products.  Apartment Guide salespeople utilize these findings in their efforts to attract and retain advertisers.  Management continues to upgrade regional management and local market publishers, and ApartmentGuide is launching new Internet and technology features enhancing the user experience.  In addition, senior management continues to focus on strengthening the Company’s relationships with its largest advertisers.

Declines in Apartment Guide were partially offset by 68% organic growth in the Company’s online single unit real estate rental business, pro-forma for the acquisitions of RentalHouses.com,

announced February 6, 2007, and for HomeRentalAds.com, acquired in the second quarter, 2006.  Management has moved quickly to integrate these businesses into one cohesive operating unit.

The Company’s online single unit real estate rental business primarily serves advertisers of single units, including rental houses, town homes, condos, apartments, and communities with less than 50 rental units.  The Company is the leader in the market, with an estimated 62% of all paid single unit real estate rental listings on the Internet.  This lucrative segment of the marketplace accounts for approximately 85% of the total rental market.  Even with the Company’s leadership in this market, with an estimated 2% market penetration as of year-end, this business represents a significant growth opportunity.

The Company continued adding sales resources during the quarter as part of its overall strategy for growing this business, and continues to roll out significant improvements to its websites.  Based on first quarter revenue, including completed acquisitions, the business generates $10.4 million of revenue on an annualized basis.  In the first quarter, $1.8 million of annualized revenue related to Rentals Classic, a customized website product, was excluded from this total size calculation, as Rentals Classic was transferred to Apartment Guide to be sold by the Apartment Guide national sales force as part of a new premium package offer.

New Home Guide, NewHomeGuide.com:  New Home Guide, representing 19% of first quarter 2007 advertising revenue, continued to deliver strong results with total organic revenue growth of 17% in the first quarter.  This strong growth reflects New Home Guide having established itself as one of the most cost-effective and attractive media channels for home builders and demonstrates its ability to successfully adapt to changing market conditions.  In March, 2007, the Company launched a New Home Guide in Colorado Springs, CO, and a Neighborhood Map in Charlotte, NC.  The Company now publishes eight Neighborhood Maps in two markets.  Neighborhood Maps are product line extensions in existing markets, providing advertisers with a promotional tool to reach consumers through local Chambers of Commerce, realtors, and relocation offices.  The Company now has 35 New Home Guide publications (including Neighborhood Maps and Realtor Data Books) in 26 markets.

Auto Guide, Autoguide.com:  Auto Guide, representing 5% of first quarter 2007 advertising revenue, experienced a 22% revenue decline, primarily due to the management execution problems first discussed in the Company’s third quarter 2006 earnings release and the third quarter 2006 closing of the San Diego Auto Guide.  The 2005 acquisitions in Atlanta and Wisconsin continue to perform well.  Auto Guide represents a $13 million revenue business based on annualizing average first quarter revenue, and continues to have significant revenue growth potential both within its existing markets and through expansion into new markets.

To address Auto Guide’s management execution problems, on October 1, 2006, James Moon was appointed Vice President of the Auto Guide division.  Mr. Moon and his team have upgraded personnel, including replacing seven of the ten publishers, centralized production to decrease salespeople’s non-selling activities, and initiated product improvements that are increasing lead generation—one of several metrics used by advertisers to evaluate product effectiveness.

DistribuTech:  All of Consumer Source’s print properties continue to benefit from the Company’s leading distribution business, DistribuTech.  Consumer Source’s strategy is to continually optimize distribution for its own guides while minimizing cost.  This optimization has historically caused, and will continue to cause, DistribuTech revenue and profitability to fluctuate.  In the first quarter, this optimization positively impacted Segment EBITDA.

Guidance

The Company reiterates its expectation that in 2007, it will deliver mid single digit percentage Segment EBITDA growth (excluding corporate overhead), reflecting revenue growth in New Home Guide, Auto Guide, and the Company’s single unit rental property business, partially offset by a full-year decline in Apartment Guide.  However, as improvements in Auto Guide are not materializing as quickly as expected, the Company is reducing its guidance for 2007 revenue growth from mid single digit percentage growth to low single digit percentage growth.

The Company’s Apartment Guide forecast assumes a continuation of current market trends, with the possibility of sequential quarterly Apartment Guide revenue growth as 2008 approaches.  Reflecting improvement in the management and operations of Auto Guide, the Company expects operating losses in Auto Guide to diminish throughout the year.

Guidance provided by PRIMEDIA remains in force unless revised by the Company and does not reflect the impact of any potential transactions.

Corporate Overhead, Free Cash Flow, and Related Items

The $1.2 million decline in corporate overhead is due primarily to lower compensation expense resulting from headcount reductions and reduced professional fees.  In the first quarter of 2007, corporate overhead included $0.4 million of non-recurring expenses, primarily related to analysis of the Company’s tax attributes.  PRIMEDIA’s discontinued Enthusiast Media business carried $8.1 million of Corporate allocations in 2006, $1.6 million in the first quarter of 2007, and $2.2 million in the first quarter of 2006.  Consistent with the accounting for discontinued operations, the following amounts, representing the stranded portion of corporate allocations, have been added back to corporate overhead, and, therefore, have a negative impact on Segment EBITDA:  $5.2 million in 2006, $1.2 million in the first quarter 2007, and $1.4 million in the first quarter of 2006.

For the quarter ended March 31, 2007, Free Cash Flow was negative $2.4 million compared to $1.8 million in the same period in 2006, primarily due to the timing of vendor payments and increased cash taxes paid, partially offset by higher Segment EBITDA, interest income, and lower debt service.  Free Cash Flow includes discontinued operations.

The Company’s interest expense was approximately $29.1 million in the first quarter of 2007, compared to $31.4 million in 2006.  The decrease in interest expense in 2007 was due to lower average debt levels which were partially offset by higher interest rates.

The Company estimates $16 million in Consumer Source’s capital expenditures in 2007, compared to $13 million in 2006; and estimates a use of $1 million of working capital for Consumer Source in 2007, the same as 2006.  Consumer Source carried $2.5 million of corporate allocations in 2006, and is expected to carry the same amount in 2007.

The Company estimates it had approximately $1.1 billion of Federal NOLs as of December 31, 2006, after giving effect to the sale of the Company’s Outdoors Group, which was sold in the first quarter of 2007.

Liquidity and Leverage

As of March 31, 2007, PRIMEDIA’s multiple of net debt and preferred stock to Segment EBITDA (including discontinued operations not yet sold) is 7.5x, compared to 12x on December 31, 2001.  On March 31, 2007, net debt was $1.2 billion versus net debt and preferred stock of $2.7 billion on December 31, 2001, and the Company had $402.0 million in cash and unused credit lines ($145.1 million in cash and equivalents, $256.9 million in unused credit lines).  The leverage ratio, as defined by the Company’s credit agreements, for the 12 months ended March 31, 2007, is estimated to be 5.6 times versus the permitted maximum of 6.25 times.  The Company has adequate resources to finance the implementation of its operating strategy and growth initiatives, meet its cash and other fixed obligations, and service its debt for the foreseeable future.

Discontinued Operations

As announced on February 9, 2007, PRIMEDIA’s (“the Company”) Board of Directors authorized the Company to explore the sale of its Enthusiast Media business (PEM).  PRIMEDIA has retained Goldman Sachs and Lehman Brothers to manage this process.  Some of PEM’s best known assets include Motor Trend, Automobile, Hot Rod, Automotive.com, Power and Motoryacht and Surfer.  The operations of this segment have been classified as discontinued operations for all periods presented, in accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”

In the first quarter, PEM, which is classified as a discontinued operation in all periods presented, delivered revenue growth of 1.6%, and Discontinued EBITDA growth of 30.9%.  Discontinued EBITDA excludes corporate allocations in all periods.  PEM’s growth primarily reflects strong performance across all dimensions for online; solid, stable print performance; and increased operational efficiencies, including significant progress in the reduction of overhead associated with assets sold in 2006.  Discontinued EBITDA is reconciled to GAAP in the attached Exhibit B.

No decision has been made as to whether PRIMEDIA will engage in a transaction resulting in the sale of PEM, and there can be no assurance that any transaction will occur, or, if undertaken, the terms or timing of such a transaction.

On January 31, 2007, the Company sold its Outdoors Group for $170 million.

On April 23, 2007, PRIMEDIA completed the sale of its Channel One News business, a discontinued operation, to Alloy, Inc.  Terms of the transaction were not disclosed.  PRIMEDIA has no contingent liabilities regarding Channel One News.

Use of the Term Segment EBITDA

Segment EBITDA is reconciled to net income in the attached Financial Highlights Table.  Segment EBITDA is defined as earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other charges include non-cash compensation and provision for restructuring costs.  We believe that Segment EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance.  These results are used by the Company’s chief operating decision maker, its Chairman, CEO and President, to make decisions about resource allocations, and to assess performance.

Segment EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other (excluding acquisitions), and capital lease payments (Exhibit A).

The Company’s chief operating decision maker, its Chairman, CEO and President, uses free cash flow to make decisions based on the Company’s cash resources.  Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America.  Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on May 3, 2007, 10:00 am, Eastern Time.  To participate in the call, please dial (800) 817-2743 if you are in the U.S., or (913) 981-4915 if you are outside the U.S.  The conference ID is 1543950.  You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at (888) 203-1112 in the

U.S., or (719) 457-0820, if you are outside the U.S.  The replay ID is 1543950.  The recorded version will be available two hours after the completion of the call until midnight, Eastern Time, May 10, 2007.  The live and replay versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA Inc. is the parent company of Consumer Source Inc., the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide, and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 60,000 locations.  Consumer Source owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com; and America’s largest online single unit rental property business, comprised of RentClicks.com, RentalHouses.com, HomeRentalAds.com, and Rentals.com.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:               Eric Leeds (Investors):  212-745-1885

Joshua Hochberg (Media):  212-446-1892

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Financial Highlights Table and Exhibits Follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)

($ in millions, except share and per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Revenue, Net:
Advertising	$66.3	$67.1
Other	13.7	14.3
Total Revenue, Net	$80.0	$81.4

Cost of Goods Sold	$8.6	$9.9
Marketing and Selling	22.4	22.3
Distribution, Circulation and Fulfillment	20.2	21.1
Editorial	1.7	1.9
Other General Expenses	7.7	8.5
Corporate Administrative Expenses	6.7	7.9
Total Segment Expenses	$67.3	$71.6

Segment Earnings before Interest, Taxes, Depreciation, Amortization and
Other Credits (Charges) (A) (Segment EBITDA):
Consumer Guides	$19.4	$17.7
Corporate Overhead	(6.7)	(7.9)
Total Segment EBITDA	12.7	9.8

Depreciation and Amortization of Property and Equipment	(3.1)	(2.7)
Amortization of Intangible Assets and Other	(0.7)	(0.7)
Non-Cash Compensation	(0.2)	(0.9)
Provision for Restructuring Costs	(1.6)	(0.1)
Operating Income	7.1	5.4

Interest Expense	(29.1)	(31.4)
Amortization of Deferred Financing Costs	(0.6)	(0.7)
Other Income, Net	1.9	0.2
Loss From Continuing Operations Before Income Taxes (B)	$(20.7)	$(26.5)

Discontinued Operations Before Income taxes (B)	$74.5	$31.7

Capital Expenditures, net (excluding acquisitions)	$6.0	$4.7

	At March 31,		At December 31,	At March 31,
	2007		2006	2006
Cash and cash equivalents	$145.1(	C)	$5.8	$6.6
Long-term debt, including current maturities (D)	$1,319.4		$1,323.0	$1,455.9
Common shares outstanding	264,521,995		264,410,753	263,886,473

(A)         Other charges include non-cash compensation and provision for restructuring costs.

(B)           The Company’s results of operations are being reported on a pre-tax basis for all periods presented as the Company continues to assess the impact of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”)  on its financial statements.  The Company will report the effect of FIN 48 in its first quarter 2007 Report on Form 10-Q.

(C)           Includes the remaining net cash proceeds from the Company’s sale of the Outdoors Group in first quarter 2007.

(D)          During the year ended December 31, 2006, the Company repurchased at a discount approximately $65.5 million principal amount of the 8 7/8% Senior Notes due 2011.  The purchase price was approximately $64.0 million, plus $0.6 million of accrued interest for the year ended December 31, 2006. During the fourth quarter 2006, the Company repurchased at a discount approximately $5.2 million principal amount of the 8.0% Senior Notes due 2013. The purchase price was approximately $4.8 million, plus $0.2 million of accrued interest. Additionally, in the fourth quarter, the Company repurchased approximately $52.5 million of Senior Floating Rate Notes due 2010 at a purchase price of $55.1 million, plus accrued interest of $0.5 million.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities (Unaudited)

($ in millions)

	Three Months Ended March 31,
	2007	2006

Net cash provided by operating activities	$3.9	$7.8

Additions to property, equipment and other (excluding acquisitions)	(6.0)	(4.7)
Capital lease payments	(0.3)	(1.3)

Free Cash Flow	$(2.4)	$1.8

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$14.0	$16.0

Cash taxes paid (net of refunds received)	$4.9	$4.1

Cash paid for restructuring costs	$2.1	$1.7

Exhibit B

PRIMEDIA Inc.

Discontinued Operations (Unaudited)

($ in millions)

Discontinued Operations

($ millions)	First Quarter				Percent
	2007		2006		Change

Revenues, Net:
Enthusiast Media	$128.6		$126.6		1.6%
Other (a)	17.5		53.0
Total Revenues, Net	$146.1		$179.6

Discontinued EBITDA (b):
Enthusiast Media	$25.0	(c)	$19.1	(c)	30.9%
Other (a)	(0.9)		4.8
Total Discontinued EBITDA	24.1		23.9

Depreciation and amortization of property and equipment (f)	—		(4.3)
Amortization of intangible assets and other (f)	—		(2.3)
Provision for restructuring costs	(2.0)		(0.3)
Gain on sale of businesses and other, net	53.4	(d)	13.7	(d)
Operating income	75.5		30.7
Interest expense	(1.0	)(e)	0.4	(e)
Other, net	—		0.6
Discontinued operations before income taxes (g)	$74.5		$31.7

(a)             Other represents Enthusiast Media operations that were discontinued prior to December 31, 2006 and  the Education segment.  Those operations in the Enthusiast Media segment, discontinued prior to December 31, 2006, include the Crafts group,  the History group, the Gems group and the Outdoors group.  The Crafts group and the Gems group were sold in September 2006, the History group was sold in January 2006, and the Outdoors group was sold in January 2007.  Channel One, included in the Education segment, was sold in April 2007.

(b)            Discontinued EBITDA is defined as discontinued earnings before interest, taxes, depreciation, amortization and other credits (charges). Other credits (charges) include non-cash compensation,  provision for  restructuring costs and gain on sale of businesses and other, net.  Discontinued EBITDA is reconciled to Discontinued Operations in the above table.  We believe that Discontinued EBITDA is an accurate indicator of the Company’s discontinued operations because it focuses on revenue and operating costs driven by operating managers’ performance.   These results are used by the Company’s chief operating decision maker, its Chairman, CEO and President, to make decisions about resources to be allocated and to assess their performance. Discontinued EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the  United States of America.  Discontinued EBITDA as presented may not be comparable to similarly titled measures reported by  other companies since not all companies calculate Discontinued EBITDA in an identical manner, and therefore,  is not necessarily an accurate measure of comparison between companies.

(c)             Includes an adjustment for the add-back of previously allocated overhead, which is now included in corporate overhead, of $1.2 million and $1.4 million for the three months ended March 31, 2007 and 2006, respectively.  The results for Enthusiast Media prior to the overhead adjustments are $23.8 million and $17.7 million for the three months ended March 31, 2007 and 2006, respectively.(d) Includes gain on sale of the Outdoors group during the first quarter of 2007, and gain on sale of the History groupduring the first quarter of 2006.

(e)             Interest expense increased by approximately $0.5 million in the first quarter of 2007, and was decreased by approximately$1.0 million in the first quarter of 2006, due to the fair value measurement of the deferred purchase price arising from the acquisition of Automotive.com.(f)  In 2007, there is no depreciation and amortization of property and equipment, and no amortization of intangible assets and other for the Company’s discontinued operations, as the assets and liabilities of these operations are held for sale.

(g)            The Company’s results of operations are being reported on a pre-tax basis for all periods presented as the Company continues to assess the impact of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”)  on its financial statements.  The Company will report the effect of FIN 48 in its first quarter 2007 Report on Form 10-Q.